EXHIBIT 10.1
                                                           ------------


                            HEIDRICK & STRUGGLES


                                           April 23, 2007
   Mr. Thomas J. Friel
   983 Baileyana Road
   Hillsborough, CA 94010


   Dear Tom:

        Thank you for all of your hard work, effort and your exemplary years of service with Heidrick & Struggles International, Inc. (the "Company"). In addition, thank you for your continued service during our current transition period. We recognize that this circumstance is not an easy one and we wish to provide you with a smooth transition to your retirement. Accordingly, on behalf of the Company, I am pleased to confirm the terms of your retirement in this letter agreement and the exhibits hereto (the "Agreement").

        1.   RETIREMENT.

             (a) This will acknowledge that you have tendered your retirement resignation as Chief Executive Officer of the Company, effective as of September 13, 2006, and that you agree to tender your resignation as Chairman of the Board of Directors of the Company effective as of May 24, 2007. You agree to execute a letter of resignation in the form attached hereto as EXHIBIT A, and shall execute any additional resignation letters as may be reasonably requested by the Company. Notwithstanding the foregoing, you will remain an employee of the Company through June 30, 2007, with your employment terminating effective July 1, 2007 (the "Retirement Date").

             (b) Until the Retirement Date, you will be paid an annual salary of $150,000 ($12,500 per month) and will be eligible to participate in all benefit plans and programs available to employees of the Company generally, in accordance with the terms of such plans and programs. Upon your retirement, you will be eligible to participate in any retirement plans or programs of the Company on a comparable basis as other senior executives who have retired from the Company.

             (c) After your Retirement Date, you will continue to remain on the telephone and e-mail systems of the Company for a period no less than as generally provided to other senior executives who have retired from the Company.

             (d) Any business expenses properly incurred by you prior to the Retirement Date will be reimbursed in accordance with the Company's expense reimbursement policy.





        2. FEE/SOB BONUS. Notwithstanding your retirement, you will receive a Fee/SOB bonus for 2007 on the date in early 2008 that such bonuses are generally paid to employees of the Company. Such 2007 Fee/SOB bonus shall be equal to all Fee/SOB amounts earned by and accrued to you in 2007 and shall be paid to you over and above the annual salary described in subparagraph 1(b) above.

        3. 2006 BONUS. Your 2006 bonus will be paid on the date in 2007 that such bonuses are generally paid to employees of the Company. Your 2006 bonus will be paid 100% in cash.

        4. E-CREDIT/WARRANT PROGRAM. You will continue to participate in the Company's E-Credit/Warrant Program pursuant to the terms of such program.

        5. EQUITY AWARDS. Your outstanding equity awards and the treatment of such awards are documented on EXHIBIT C hereto. Except as otherwise provided on EXHIBIT C, effective as of the Retirement Date, (a) you shall forfeit and/or relinquish any and all interests and rights in and under all unvested equity awards granted under any plan or program maintained by the Company, and (b) all equity awards which are vested as of the Retirement Date shall continue to be exercisable for a period of sixty (60) days following the Retirement Date. Other than the awards set forth on EXHIBIT C hereto, you acknowledge and agree that you do not possess, nor are you entitled to, any other equity awards under any plan or program of the Company.

        6. TERMINATION OF BENEFITS. Except as specifically provided in this Agreement with respect to plans or arrangements specifically identified in this Agreement, your continued participation in all employee benefit plans (pension and welfare) and compensation plans will cease as of the Retirement Date. Any payments made to you pursuant to this Agreement, other than with respect to the continued payment of salary to the Retirement Date, shall be disregarded for purposes of determining the amount of benefits to be accrued on your behalf under any pension or other benefit plan maintained by the Company. Nothing contained herein shall limit or otherwise impair your right to receive pension or similar benefit payments which are vested as of the Retirement Date under any applicable tax qualified pension or other tax qualified benefit plan.

        7. MEDICAL BENEFITS. Your entitlement to continue family medical coverage, which shall include vision and dental coverage, under the benefit plans of the Company will be determined in accordance with the provisions of COBRA.

        8. NO OTHER PAYMENTS. You agree and acknowledge that, other than as specifically provided for in this Agreement, no additional payments are due from the Company on any basis whatsoever.

        9. RELEASE. As part of this Agreement, and in consideration of the additional payments provided to you in accordance with this Agreement, the sufficiency of which is hereby acknowledged, you are required to execute the General Release and Waiver, which is attached as EXHIBIT B to this Agreement (the "Release"), with such delivery pursuant to Section 16(d) below. As written in the Release, you have a twenty-one (21)-day period following the Retirement Date in which to execute the Release.

        10. ASSISTANCE WITH CLAIMS. You agree to cooperate with the Company or any affiliate in the defense, prosecution or evaluation of any pending or potential claims or proceedings involving or affecting the Company or any affiliate arising during the period of your employment with the Company (the "Employment Period") or relating to any decisions in which you participated or any matter of which you had knowledge. You agree, unless precluded by law, to promptly inform the Company if you are asked to participate (or otherwise become involved) in any claims that may be filed against the Company or any affiliate relating to the Employment Period. You also agree, unless precluded by law, to promptly inform the Company if you are asked to assist in any investigation (whether governmental or private) of the Company or any affiliate (or their actions) relating to any matter, regardless of whether a lawsuit has then been filed against the Company or any affiliate with respect to such investigation. Specifically and without limitation, you will attend and participate in meetings and interviews conducted by Company personnel, and/or attorneys appointed by the Company and may be represented by counsel who may attend such meetings and interviews, and execute written affidavits confirming your statements in such meetings in respect of any such matters; provided such meetings do not unreasonably interfere with your employment or self-employment entered into after the Retirement Date. You will make yourself available for the foregoing at mutually convenient times during business hours from time to time as reasonably requested by the Company. Promptly upon the receipt of your written request, the Company agrees to reimburse you for all reasonable out-of-pocket expenses associated with such cooperation, including, without limitation, meals, lodging, travel, and ground transportation expenses; provided, however, subject to Section 16(k) of this Agreement, that such reimbursement shall specifically exclude any fees for legal representation engaged by you, that is not otherwise reimbursable pursuant to the Company's policies in effect at such time or the Company's By-Laws. This Section 10 shall not preclude you from responding to an inquiry in an honest manner.

        11. NON-DISPARAGEMENT. (a) You agree that on and after the date you execute this Agreement, you will not make any disparaging, critical or derogatory statement about the Company or any affiliate or their shareholders or any of their current or former officers, directors or employees or otherwise make disparaging comment on any aspects of your employment with the Company or the retirement thereof;
   (b) the Company agrees not to make any disparaging, critical or derogatory statement (defined, solely for purposes of this Section 11(b), as a press release, filing with any governmental agency, web site posting or similar public disclosure made by the Company's executive officers) about you or your employment with the Company or the retirement thereof; and (c) the provisions of this Section 11(a) and 11(b) shall not apply to testimony as a witness, any disclosure required by law to be made by the Company or you, or the assertion of or defense against any claim of breach of this Agreement and shall not require either party to make false statements or disclosures.

        12.  CONTINUED APPLICATION OF RESTRICTIVE COVENANTS.

             (a) Except as may be modified by the following provisions of this Section 12, you expressly acknowledge and agree that you will continue to remain subject to any confidentiality, non-solicitation and non-competition provisions entered into in connection with the Letter Agreement between you and the Company, dated June 24, 2003 (the "Letter Agreement"), and any other agreement or compensation award with the Company (the "Covenants"), and further agree that the obligations under the Covenants are not limited in any way by this Agreement or retirement from employment with the Company.

             (b) You shall return all documents, records and property of the Company and any of its affiliates as of the date seven (7) days after the Retirement Date (the "Return Date"). Without limiting the generality of the foregoing, you shall return to the Company no later than the Return Date any and all original and duplicate copies of all your work product and of files, calendars (except for personal calendars), books, records, notes, notebooks, customer lists and proposals to customers, manuals, computer equipment (including any desktop and/or laptop computers, handheld computing devices, home systems, computer disks and diskettes), mobile telephones (including SIM cards and the like), Blackberry devices, personal data assistants
   (PDAs), fax machines, and any other magnetic and other media materials you have in your possession or under your control that belong to the Company or any of its affiliates that contain confidential or proprietary information concerning the Company or any of its affiliates or their clients or operations. You also must return to the Company by the Retirement Date any keys, credit cards and I.D. cards that belong to the Company or any of its affiliates but are in your possession or within your control.

             (c) Subject to the foregoing provisions of this Section 12, the Company will continue to have the right to enforce such obligations of the Covenants.

        13. DISCLOSURE TO PROSPECTIVE NEW EMPLOYER(S). You agree that, prior to the commencement of any new employment, if prior to the end of the expiration of the restrictive provisions of the Covenants, you will furnish the prospective new employer with a copy of the provisions of this Agreement (and as needed, relevant provisions of the Letter Agreement or any other agreement with the Company) relating to the Covenants. You also agree that, during such period, the Company may advise any new employer or prospective new employer of the provisions of this Agreement relating to the Covenants and furnish the new employer or prospective new employer with a copy of such provisions (and as needed, relevant provisions of the Letter Agreement or any other agreement with the Company).

        14. WITHHOLDING FOR TAXES. All benefits and payments provided to you pursuant to this Agreement, which are required to be treated as compensation shall be subject to all applicable tax withholding and reporting requirements.

        15. ATTORNEYS FEES. In the event of any dispute with respect to a breach or asserted breach of this Agreement, the prevailing party as determined by the presiding judge or arbitration panel in said proceeding shall be entitled to recover such party's reasonable attorneys' fees and expenses from the other party.

        16.  MISCELLANEOUS.

             (a) BINDING EFFECT. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors and assigns.

             (b) APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

             (c) ENTIRE AGREEMENT. This Agreement reflects the entire agreement between you and the Company and, except as specifically provided herein, supersedes all prior agreements and understandings, written or oral relating to the subject matter hereof, it being acknowledged, however, you shall continue to be subject to the Covenants. To the extent that the terms of this Agreement are to be determined under, or are to be subject to, the terms or provisions of any other document, this Agreement shall be deemed to incorporate by reference such terms or provisions of such other documents.

             (d) NOTICES. Any notice pertaining to this Agreement shall be in writing and shall be deemed to have been effectively given on the earliest of (a) when received, (b) upon personal delivery to the party notified, (c) one business day after delivery via facsimile with electronic confirmation of successful transmission, (d) one business day after delivery via an overnight courier service or (e) five (5) days after deposit with the United Postal Service, and addressed as follows:

        to you:             Thomas J. Friel
                            983 Baileyana Road
                            Hillsborough, CA 94010

        or such other address as you duly notify the Company.

        to the Company
        at:                 Heidrick & Struggles International, Inc.
                            233 South Wacker Drive
                            Suite 4200 Sears Tower
                            Chicago, IL 60606-6303
                            Attn:  General Counsel
                            Fax:  (312) 496-1297

             (e) WAIVER OF BREACH. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party. Continuation of benefits hereunder by the Company following a breach by you of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

             (f) AMENDMENT. This Agreement may not be modified or amended except by a written document signed by the parties to this Agreement.

             (g) COUNTERPARTS. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

             (h) NO THIRD PARTY BENEFICIARIES. Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

             (i) TERMS AND CONSTRUCTION. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

             (j) ADMISSIONS. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by you or the Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

             (k) INDEMNIFICATION. You shall continue to be eligible for indemnification by the Company to the extent provided to other former executives and directors of the Company, as provided in the Company's By-Laws as currently in effect, any policy of insurance obtained by the Company or as may be required by Delaware law.

                              *   *   *   *   *

        If you agree to the terms set forth above, please sign and date this letter in the space provided below and return a copy to myself, indicating your acceptance. If you have any questions, please do not hesitate to call me. My best wishes to you on your retirement.

                                 Yours sincerely,


                                 /s/ Jill Kanin-Lovers
                                 -------------------------------------
                                 Jill Kanin-Lovers
                                 Director and Chair, HSII Compensation
                                 Committee






   I hereby accept the terms and conditions of the retirement arrangement as outlined above.



   /s/ Thomas J. Friel                     April 23, 2007
   ------------------------                ------------------
   Thomas J. Friel                         Date

                                  EXHIBIT A
                                  ---------

                            LETTER OF RESIGNATION
                            ---------------------





   To Whom It May Concern:

        I hereby resign as Chairman of the Board of Directors of Heidrick & Struggles International, Inc. (the "Company") effective as of May 24, 2007, and acknowledge acceptance thereof by the Company. I understand that I will remain an employee of the Company until July 1, 2007. My resignation as Chairman and my continued employment until July 1, 2007 are in accordance with the terms of the Agreement, dated April 23, 2007 and I hereby confirm that I have no claim for compensation for loss of office, except as set out in that Agreement.

                                      Very truly yours,




                                      Thomas J. Friel


   Resignation acknowledged and accepted:



   ------------------------------------------
    Heidrick & Struggles International, Inc.


   By:_______________________________________

   Its:______________________________________













                                   Page 1





                                  EXHIBIT B
                                  ---------

                         GENERAL RELEASE AND WAIVER
                         --------------------------

        1. This document (the "RELEASE") is attached to, is incorporated into, and forms a part of, a letter agreement including exhibits thereto, dated April 23, 2007 (the "AGREEMENT") by and between Heidrick & Struggles International, Inc. (the "COMPANY") and Thomas J. Friel (the "EMPLOYEE"). Except for (i) a Claim (as defined below) based upon a breach of the Agreement, (ii) a Claim which is expressly preserved by the Agreement, (iii) a Claim duly filed pursuant to the group welfare and retirement plans of the Company, or
   (iv) a claim filed pursuant to any policy of liability insurance or the Company's By-Laws, the Employee, on behalf of himself and the other Employee Releasors (as defined below), releases and forever discharges the Company and the other Company Releasees (as defined below) from any and all Claims which the Employee now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Employee Releasors may have, to the extent that it is derived from a Claim which the Employee may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the date affixed beneath the Employee's signature on this General Release and Waiver and shall include, without limitation, Claims (other than those specifically excepted above) arising out of or related to the Letter Agreement, dated June 24, 2003, and Claims arising under (or alleged to have arisen under) (a) the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Employee Retirement Income Security Act of 1974, as amended; (f) The Immigration Reform Control Act, as amended; (g) The Americans with Disabilities Act of 1990, as amended; (h) The National Labor Relations Act, as amended; (i) The Occupational Safety and Health Act, as amended; (j) any state or local anti-discrimination law; (k) any other local, state or federal law, regulation or ordinance; (l) any public policy, contract, tort, or common law; or (m) any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. The Employee further releases any rights to recover damages or other personal relief based on any claim or cause of action filed on the Employee's behalf in court or any agency.

        2. For purposes of this Release, the terms set forth below shall have the following meanings:

             (a) The term "Claims" shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, experts' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.






             (b) The term "Company Releasees" shall include the Company and its affiliates and their current, former and future officers, directors, trustees, members, employees, shareholders, partners, assigns and administrators and fiduciaries under any employee benefit plan of the Company and of any affiliate, and insurers, and their predecessors and successors.

             (c) The term "Employee Releasors" shall include the Employee, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Employee.

        3. The Employee acknowledges that: (a) the Employee has read and understands this Release and the Agreement in their entirety; (b) the payments and other benefits provided to the Employee under the Agreement exceed the nature and scope of that to which the Employee would otherwise have been entitled to receive from the Company; (c) the Employee has been advised in writing to consult with an attorney about this Release and the Agreement before signing and has had ample opportunity to do so; (d) the Employee has been given twenty-one (21) days to consider this Release and the Agreement before signing; (e) the Employee has the right to revoke this Release in full within seven
   (7) calendar days of signing it by providing written notice to the Company per the notice provisions of Section 16(d) of the Agreement, and that this Release and the Agreement shall not become effective until that seven (7)-day revocation period has expired; and (f) the Employee enters into this Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

                                   * * * *

                                      [Not to be signed until the
                                      Retirement Date, as defined
                                      in the Agreement]


                                      ----------------------------
                                           Thomas J. Friel



                                      Date:_______________________










                                   Page 2





                                                            EXHIBIT C
                                                            ---------

                                                   NON-QUALIFIED STOCK OPTIONS
                                                   ---------------------------

                                                                            SUBJECT TO
                                VESTED   EXERCISED  FORFEITED  OUTSTANDING  CONTINUED
             NUMBER   OPTION    AS OF      AS OF      AS OF       AS OF      VESTING
      GRANT    OF    EXERCISE RETIREMENT RETIREMENT RETIREMENT RETIREMENT     POST-
      DATE   SHARES    PRICE     DATE       DATE       DATE       DATE     REITREMENT(1)     EXPIRATION OF OPTIONS
      -----  ------  -------- ---------- ---------- ---------- ----------- ----------        ---------------------

     4/26/99  13,000  $14.00    13,000       0          0         13,000         0       180 days after Retirement Date

     4/26/99   1,500  $14.00     1,500       0          0          1,500         0       180 days after Retirement Date

     4/26/99  12,420  $14.00    12,420       0          0         12,420         0       180 days after Retirement Date

     3/06/00   4,820 $40.725     4,820       0          0          4,820         0       180 days after Retirement Date

     3/06/00  15,000 $40.725    15,000       0          0         15,000         0       180 days after Retirement Date

     3/06/01   7,880 $35.125     7,880       0          0          7,880         0       180 days after Retirement Date

     3/06/03   8,000  $11.90     8,000       0          0          8,000         0       60 days after Retirement Date

     6/24/03 100,000  $12.90   100,000       0          0        100,000         0       60 days after Retirement Date

     5/12/04  50,000  $27.00    50,000       0          0         50,000         0       60 days after Retirement Date

     3/10/05  25,000  $36.17    16,666       0          0         16,666     8,334(2)    March 10, 2010

     3/03/06  25,000  $32.96     8,333       0          0          8,333    16,667(3)    March 3, 2011

     TOTAL   262,620           237,619       0          0        237,619    25,001



     ---------------
     (1) Mr. Friel will continue to vest in his options after his termination of employment according to existing vesting schedule.
     (2) The remaining 8,334 options will vest on 3/10/08 pursuant to the terms of the option agreement.
     (3) The 16,667 options will vest as follows:  (1) on 3/03/08 - 8,333 options will vest, and (2) on 3/03/09 -
         8,334 options will vest.





                                RESTRICTED STOCK UNITS
                                ----------------------


                                                                 SHARES SUBJECT
                                  VESTED AS OF   FORFEITED AS     TO CONTINUED
             GRANT    NUMBER OF    RETIREMENT    OF RETIREMENT   VESTING POST-
              DATE      SHARES        DATE           DATE        RETIREMENT(1)
             -----    ---------   ------------   -------------   -------------

            3/06/00     3,373        3,373             0                 0

            3/06/01     2,070        2,070             0                 0

            6/24/03    50,000       50,000             0                 0

            3/10/05    12,000        8,000             0             4,000(2)

            3/10/05    40,000            0             0            40,000(3)

            3/03/06    12,500        4,166             0             8,334(4)

            3/03/06     4,839        1,613             0             3,226(5)

             TOTAL    124,782       69,222             0            55,560



     ---------------
     (1) Per retirement status, Mr. Friel will continue to vest in his RSUs after his termination of employment according to existing vesting schedule.
     (2) The 4,000 RSUs will vest on 3/10/08.
     (3) All 40,000 RSUs will vest on 3/10/08.
     (4) The 8,334 RSUs will vest as follows: (1) on 3/03/08 - 4,167 RSUs will vest, and (2) on 3/03/09 - 4,167 RSUs will vest.
     (5) The 3,226 RSUs will vest as follows: (1) on 3/03/08 - 1,613 RSUs will vest, and (2) on 3/03/09 - 1,613 RSUs will vest.